Exhibit (c)(14)

Project Copal Discussion Materials Goldman, Sachs & Co. October 2013

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Option B Analysis Assumes 0.46 exchange ratio Source: Management Projections and Assumptions Pro Forma Analysis Equity Offering Roger + Kevin Equity Offering Funding Assumptions Investment Assumptions Initial Share Price $ 23.50 Inv. Per Quarter $ 250 All-in Discount 20.0 % Cash Return 7.5 % Equity Issued $ 2,765 Total Return 12.0 Cash Received 2,212 Interest Cost (A-T) 6.5 Leverage 31 % Single Equity Issuance At Close 2014 2015 2016 2017 ENI / Issued Unit $ 0.47 $ 1.30 $ 2.14 $ 2.70 TDE / Issued Unit 0.28 0.73 1.18 1.48 Issued Units 117.7 117.7 117.7 117.7 IRR - Roger Shareholders Share Price $(23.50) Dividends $ 1.36 $ 1.64 $ 1.82 $ 1.98 Exit Price (Excl. Dividend) $ 28.87 IRR 12.2 % Staggered Equity Issuance At Close 2014 2015 2016 2017 ENI / Issued Unit $ 1.56 $ 2.32 $ 2.63 $ 3.06 TDE / Issued Unit 0.87 1.28 1.45 1.68 Issued Units 31.9 61.2 88.9 101.3 IRR - Roger Shareholders Share Price $(23.50) Dividends $ 1.50 $ 1.74 $ 1.86 $ 2.00 Exit Price (Excl. Dividend) $ 29.47 IRR 13.0 % Close 2014 2015 2016 2017 ENI / Issued Unit $ 2.08 $ 2.20 $ 2.38 $ 2.57 TDE / Issued Unit 1.41 1.48 1.49 1.54 Issued Units 94.1 94.1 94.1 94.1 IRR - PF Shareholders Share Price $(23.50) PF Dividends $ 1.46 $ 1.64 $ 1.72 $ 1.80 Exit Price (Excl. Dividend) $ 30.39 IRR 13.3%

Prior Balance Sheet Value Source: Public Company Filings Pro Forma Analysis Previous 3Q13 Cash & Cash Equivalents $ 1,112 Investments 4,938 Other 0 Total on-BS Invesments $ 4,938 Total Accrued Carry 971 Net Accrued Carry $ 971 Other Liabilities 0 Debt (1,000) Total Balance Sheet $ 6,021 Current 3Q13 Stated Book Value $ 7,208